Exhibit 99.1

electroCore Announces Board of Directors Transition

BASKING RIDGE, N.J., December 27, 2019 — electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today announced that the company’s current Chairman of the Board, Carrie S. Cox, will resign from the Board effective March 31, 2020. Ms. Cox also served on electroCore’s Audit and Nominating and Governance Committees. Michael Atieh, who joined the company’s Board in June 2018, will assume the role of Chairman.

“I joined the electroCore Board because I firmly believe in the promise of the company’s vagus nerve stimulation technology to treat a broad range of medical indications non-invasively, and improve the lives of countless numbers of patients,” said Ms. Cox. “I am proud of the progress that we have made thus far, and I leave the Board believing that we have assembled the team capable of maximizing the potential of this novel technology. I look forward to following the company’s continued progress at both expanding the commercial availability of gammaCore in its approved headache indications while in parallel exploring its potential utility in additional large-market disorders where the vagus nerve’s signaling activity is implicated.”

“I have thoroughly enjoyed working with Carrie and have seen first-hand the positive impact her insights and guidance have had as electroCore transitioned to a publicly-traded, commercial-stage company,” said Mr. Atieh. “While there is much work to do, we enter 2020 with a sharpened focus on near-term revenue opportunities and a capital-efficient clinical development plan that we believe will ultimately drive significant long-term value for our shareholders. On behalf of my fellow Board members and electroCore’s leadership, I would like to thank Carrie for her contributions and wish her the very best.”

Prior to his retirement in 2016, Mr. Atieh served as Executive Vice President and Chief Financial and Business Officer at Ophthotech, Inc. (Nasdaq: OPHT). His previous experience included roles as Executive Chairman of Eyetech Inc.; Executive Vice President and Chief Financial Officer of OSI Pharmaceuticals (Nasdaq: OSIP); and Senior Vice President and Chief Financial Officer of Dendrite International, Inc. (Nasdaq: DRTE), a pharmaceutical services company. In the 1990s, he held various senior corporate positions, including Treasurer of Merck & Co., Inc. (NYSE: MRK) and Vice President of US Human Health, a division of Merck.

Mr. Atieh currently serves on the board of directors of Chubb Limited (NYSE: CB) where he is a member of the Risk and Finance Committee. His previous public company board experience was with Theravance Biopharma (Nasdaq: TBPH) and OSI Pharmaceuticals, where he also served as Chair of the Audit Committee. He graduated from Upsala College with a Bachelor of Science in Accounting and Finance.

About gammaCore™

gammaCore™ (nVNS) is the first non-invasive, hand-held medical therapy applied at the neck as an adjunctive therapy to treat migraine and cluster headache through the utilization of a mild electrical stimulation to the vagus nerve that passes through the skin. Designed as a portable, easy-to-use technology, gammaCore can be self-administered by patients, as needed, without the potential side effects associated with commonly prescribed drugs. When placed on a patient’s neck over the vagus nerve, gammaCore stimulates the nerve’s afferent fibers, which may lead to a reduction of pain in patients.

gammaCore is CE-marked in the European Union for the acute and/or prophylactic treatment of primary headache (Migraine, Cluster Headache, Trigeminal Autonomic Cephalalgias and Hemicrania Continua) and Medication Overuse Headache in adults. gammaCore is FDA cleared in the United States for adjunctive use for the preventive treatment of cluster headache in adult patients, the acute treatment of pain associated with episodic cluster headache in adult patients, and the acute treatment of pain associated with migraine headache in adult patients.

•	Safety and efficacy of gammaCore have not been evaluated in the following patients:

•	Patients with an active implantable medical device, such as a pacemaker, hearing aid implant, or any implanted electronic device

•	Patients diagnosed with narrowing of the arteries (carotid atherosclerosis)

•	Patients who have had surgery to cut the vagus nerve in the neck (cervical vagotomy)

•	Pediatric patients

•	Pregnant women

•	Patients with clinically significant hypertension, hypotension, bradycardia, or tachycardia

•	Patients should not use gammaCore if they:

•	Have a metallic device such as a stent, bone plate, or bone screw implanted at or near their neck

•	Are using another device at the same time (e.g., TENS Unit, muscle stimulator) or any portable electronic device (e.g., mobile phone)

In the US, the FDA has not cleared gammaCore for the acute treatment of chronic cluster headache or the preventative treatment of migraine headache.

Please refer to the gammaCore Instructions for Use for all of the important warnings and precautions before using or prescribing this product.

Forward-Looking Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s business prospects and product development plans, its pipeline or potential markets for its technologies, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Investors:

Hans Vitzthum

LifeSci Advisors

617-430-7578

hans@lifesciadvisors.com

or

Media Contact:

Jackie Dorsky

electroCore

973-290-0097

jackie.dorsky@electrocore.com

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